FORM OF
GERARD P. CUDDY
AMENDED AND RESTATED
EMPLOYMENT AGREEMENT

          THIS AMENDED AND RESTATED AGREEMENT (the “Agreement”), made this _____ day of _________, 2007, by and between BENEFICIAL MUTUAL BANCORP, INC., a federally chartered corporation (the “Company”), BENEFICIAL MUTUAL SAVINGS BANK, a Pennsylvania chartered savings bank (the “Bank”), and GERARD P. CUDDY (the “Executive”).

          WHEREAS, Executive and the Bank entered into an employment letter agreement dated October 18, 2006 (the “Letter Agreement”); and

          WHEREAS, the parties have determined that it is necessary and appropriate to amend and restate the Letter Agreement in connection with the Company’s initial public offering; and

          NOW, THEREFORE, in consideration of the mutual covenants herein contained, and upon the other terms and conditions hereinafter provided, the parties hereby agree as follows:

          1. Employment. Executive shall be employed as President and Chief Executive Officer of the Company and the Bank. Executive shall perform all duties and shall have all powers which are commonly incident to the offices of President and Chief Executive Officer or which, consistent with those offices, are delegated to him by the Boards of Directors. (All subsequent references herein to the Board shall be to the Board of the Bank, unless otherwise indicated.)

          2. Location and Facilities. Executive will be furnished with the working facilities and staff customary for executive officers with the title and duties set forth in Section 1 and as are necessary for him to perform his duties. The location of such facilities and staff shall be at the principal administrative offices of the Company and the Bank, or at such other site or sites customary for such offices.

          3. Term.

          a. The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the third anniversary of the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 3.

          b. Commencing on the first year anniversary date of this Agreement, and continuing on each anniversary thereafter, the disinterested members of the Boards of Directors of the Bank and the Company may extend the Agreement an additional year such that the remaining term of the Agreement shall be thirty-six (36) months, unless Executive elects not to extend the term of this Agreement by giving written notice in accordance with Section 16 of this Agreement. The Board will review the Agreement and Executive’s performance annually prior to each anniversary date for purposes of determining whether to extend the Agreement and the rationale and results thereof shall be included in the minutes of the Board’s meeting. The Board shall give notice to Executive as soon as possible after such review as to whether the Agreement is to be extended.

          4. Base Compensation.

          a. The Company and the Bank agree to pay Executive a base salary at the rate of $425,000 per year, payable in accordance with customary payroll practices.

          b. The Board shall review annually the rate of Executive’s base salary based upon factors they deem relevant. The first such review shall occur no later than December 31, 2007.

          c. In the absence of action by the Board, Executive shall continue to receive salary at the annual rate specified on the Effective Date or, if another rate has been established under the provisions of this Section 4, the rate last properly established by action of the Board under the provisions of this Section 4.

          5. Bonuses. Executive shall be entitled to participate in discretionary bonuses or other incentive compensation programs that the Company and the Bank may award from time to time to senior management employees pursuant to bonus plans or otherwise; provided, however, that Executive’s incentive compensation opportunity in each calendar year through 2009 shall not be less than the following: $75,000 (2007), $100,000 (2008) and $125,000 (2009). The determination of the amount payable to Executive as incentive compensation, if any, shall be determined at the Board’s discretion or pursuant to the terms of any incentive compensation plan adopted by the Board and such amount, if any, shall be payable not later December 31 of each year or as specified in the applicable plan.

          6. Benefit Plans. Executive shall be entitled to participate in such employee welfare benefit plans, pension, profit sharing, retirement and stock-based compensation plans and other programs and arrangements as may be approved from time to time by the Company and the Bank for the benefit of their employees on such terms as the Board of the Company or the Bank may specify.

          7. Vacation and Leave.

          a. Executive shall be entitled to vacations and other leave in accordance with policy for senior executives, or otherwise as approved by the Board, but, in any event, not less than four (4) weeks of paid vacation leave annually.

          b. In addition to paid vacations and other leave, Executive shall be entitled, without loss of pay, to absent himself voluntarily from the performance of his employment for such additional periods of time and for such valid and legitimate reasons as the Board may, in its discretion, determine. Further, the Board may grant to Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board in its discretion may determine.

          8. Expenses and Reimbursements. Executive shall be reimbursed for all reasonable out-of-pocket business expenses that he shall incur in connection with his services under this Agreement upon substantiation of such expenses in accordance with applicable policies of the Company and the Bank.

          9. Perquisites. In connection with the performance of his duties under this Agreement, the Bank shall provide Executive with the following perquisites: (i) use of an automobile and payment of related expenses including paid parking, (ii) the cost of Executive’s membership in the Union League and initiation fees and other costs related to Executive’s membership in the Merion Cricket Club, (iii) to the extent approved by the Board, dues for membership in other organizations that support Executive’s activities on behalf of the Bank, (iv) a laptop computer, cellphone and other wireless devices of Executive’s choosing. To the extent required by applicable law, the Bank shall report as income to Executive the value of his personal use of any perquisites.

          10. Termination and Termination Pay. Executive’s employment under this Agreement may be terminated in the following circumstances:

          a. Death; Disability. Executive’s employment under this Agreement shall terminate upon his death or Disability during the term of this Agreement, in which event Executive or Executive’s estate shall be entitled to receive the compensation due to Executive through the last day of the calendar month in which his death or Disability occurred. For purposes of this Agreement, “Disability” means a physical or mental infirmity that impairs Executive’s ability to substantially perform his duties under this Agreement and that results in Executive becoming eligible for long-term disability benefits under any long-term disability plans of the Company and the Bank (or, if there are no such plans in effect, that impairs Executive’s ability to substantially perform his duties under this Agreement for a period of one hundred eighty (180) consecutive days). The Board shall determine whether or not Executive is and continues to be permanently disabled for purposes of this Agreement in good faith, based upon competent medical advice and other factors that they reasonably believe to be relevant. As a condition to any benefits, the Board may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.

          b. Termination for Cause.

i.

The Board may, by written notice to Executive in the form and manner specified in this paragraph, immediately terminate his employment at any time, for “Cause.” Executive shall have no right to receive compensation or other benefits for any period after termination for Cause except for vested benefits. Termination for “Cause” shall mean termination because of, in the good faith determination of the Board, Executive’s:

	(1)	Personal dishonesty;

	(2)	Incompetence;

	(3)	Willful misconduct;

	(4)	Breach of fiduciary duty involving personal profit;

	(5)	Intentional failure to perform stated duties under this Agreement;

(6)

Willful violation of any law, rule or regulation (other than traffic violations or similar offenses) that reflects adversely on the reputation of the Company and the Bank, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

	(7)	Material breach by Executive of any provision of this Agreement.

ii.

Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause by the Company and the Bank unless there shall have been delivered to Executive a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board at a meeting of such Board called and held for the purpose (after reasonable notice to Executive and an opportunity for Executive to be heard before the Board with counsel), of finding that, in the good faith opinion of the Board, Executive was guilty of the conduct described above and specifying the particulars thereof.

          c. Voluntary Termination by Executive. In addition to his other rights to terminate under this Agreement, Executive may voluntarily terminate employment during the term of this Agreement upon at least sixty (60) days prior written notice to the Board, in which case Executive shall receive only his compensation, vested rights and employee benefits up to the date of his termination.

          d. Without Cause or With Good Reason.

i.

In addition to a termination pursuant to Sections 10(a) through 10(c), the Board may, by written notice to Executive, immediately terminate his employment at any time for a reason other than Cause (a termination “Without Cause”) and Executive may, by written notice to the Board, immediately terminate this Agreement at any time within ninety (90) days following an event constituting “Good Reason,” as defined below (a termination “With Good Reason”).

ii.

Subject to Section 11, in the event of a termination under this Section 10(d), the Bank shall continue Executive’s base salary (at the rate in effect on his termination date) for a period of twelve (12) months from the effective date of termination. In addition, for a period of twelve (12) months following your termination date, the Bank shall (i) provide, at the Bank’s expense, health insurance coverage for Executive and his dependents and (ii) pay all membership dues and fees relating to Executive’s membership in the Union League and the Merion Cricket Club.

iii.

“Good Reason” shall exist if, without Executive’s express written consent, there occurs, during the term of this Agreement, a material reduction in Executive’s responsibilities or authority in connection with his employment with the Company or the Bank.

          11. Termination in Connection with a Change in Control.

          a. For purposes of this Agreement, a “Change in Control” means any of the following events:

i.

Merger: The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

ii.

Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule 13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.

Change in Board Composition: During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

          b. If, prior to November 13, 2009, (i) there occurs a Change in Control and (ii)(A)the Company and the Bank terminate Executive’s employment Without Cause, or (B) Executive voluntarily terminates his employment With Good Reason, the Bank shall pay Executive an amount equal to his base salary (at the rate in effect on his termination date) for the greater of (x) eighteen (18) months or (y) a period equal to the excess of thirty-six (36) months over the number of full months Executive was employed by the Bank from November 13, 2006 through his termination date. Such payment shall be made in installments in accordance with the Bank’s customary payroll practices. In addition, for a period of twelve months following Executive’s termination date, the Bank shall (i) provide, at the Bank’s expense, health insurance coverage for Executive and his dependents and (ii) pay all membership dues and fees relating to Executive’s membership in the Union League and the Merion Cricket Club. The benefits payable or provided under this Section 11 shall be in lieu of, and not in addition to, any benefit otherwise payable or provided under Section 10(d) of this Agreement in connection with the Executive’s termination of employment in the circumstances set forth therein.

          12. Indemnification and Liability Insurance.

          a. Indemnification. The Company and the Bank agree to indemnify Executive (and his heirs, executors, and administrators), and to advance expenses related thereto, to the fullest extent permitted under applicable law and regulations against any and all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit, or proceeding in which he may be involved by reason of his having been a director or Executive of the Company, the Bank or any of their subsidiaries (whether or not he continues to be a director or Executive at the time of incurring any such expenses or liabilities) such expenses and liabilities to include, but not be limited to, judgments, court costs, and attorneys’ fees and the costs of reasonable settlements, such settlements to be approved by the Board, if such action is brought against Executive in his capacity as an Executive or director of the Company and the Bank or any of their subsidiaries. Indemnification for expenses shall not extend to matters for which Executive has been terminated for Cause. Nothing contained herein shall be deemed to provide indemnification prohibited by applicable law or regulation. Notwithstanding anything herein to the contrary, the obligations of this Section 13 shall survive the term of this Agreement by a period of six (6) years.

          b. Insurance. During the period in which indemnification of Executive is required under this Section, the Company and the Bank shall provide Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the expense of the Company and the Bank, at least equivalent to such coverage provided to directors and senior executives of the Company and the Bank.

          13. Limitation of Benefits under Certain Circumstances. If the payments and benefits pursuant to Section 11 of this Agreement, either alone or together with other payments and benefits which Executive has the right to receive from the Company and the Bank, would constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), the payments and benefits pursuant to Section 11 shall be reduced or revised, in the manner determined by Executive, by the amount, if any, which is the minimum necessary to result in no portion of the payments and benefits under Section 11 being non-deductible to the Company and the Bank pursuant to Section 280G of the Code and subject to the excise tax imposed under Section 4999 of the Code. The determination of any reduction in the payments and benefits to be made pursuant to Section 11 shall be based upon the opinion of the Company and the Bank’s independent public accountants and paid for by the Company and the Bank. In the event that the Company, the Bank and/or Executive do not agree with the opinion of such counsel, (i) the Company and the Bank shall pay to Executive the maximum amount of payments and benefits pursuant to Section 11, as selected by Executive, which such opinion indicates there is a high probability do not result in any of such payments and benefits being non-deductible to the Company and the Bank and subject to the imposition of the excise tax imposed under Section 4999 of the Code and (ii) the Company and the Bank may request, and Executive shall have the right to demand that they request, a ruling from the IRS as to whether the disputed payments and benefits pursuant to Section 11 have such consequences. Any such request for a ruling from the IRS shall be promptly prepared and filed by the Company and the Bank, but in no event later than thirty (30) days from the date of the opinion of counsel referred to above, and shall be subject to Executive’s approval prior to filing, which shall not be unreasonably withheld. The Company, the Bank and Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any such rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code. Nothing contained herein shall result in a reduction of any payments or benefits to which Executive may be entitled upon termination of employment other than pursuant to Section 11 hereof, or a reduction in the payments and benefits specified in Section 11 below zero.

          14. Successors and Assigns.

          a. This Agreement shall inure to the benefit of and be binding upon any corporate or other successor to the Company and the Bank which shall acquire, directly or indirectly, by merger, consolidation, purchase or otherwise, all or substantially all of the assets or stock of the Company and the Bank.

          b. Since the Company and the Bank are contracting for the unique and personal skills of Executive, Executive shall be precluded from assigning or delegating his rights or duties hereunder without first obtaining the written consent of the Company and the Bank.

          15. No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise and no such payment shall be offset or reduced by the amount of any compensation or benefits provided to Executive in any subsequent employment.

          16. Notices. All notices, requests, demands and other communications in connection with this Agreement shall be made in writing and shall be deemed to have been given when delivered by hand or 48 hours after mailing at any general or branch United States Post Office, by registered or certified mail, postage prepaid, addressed to the Company and/or the Bank at their principal business offices and to Executive at his home address as maintained in the records of the Company and the Bank.

          17. No Plan Created by this Agreement. Executive, the Company and the Bank expressly declare and agree that this Agreement was negotiated among them and that no provision or provisions of this Agreement are intended to, or shall be deemed to, create any plan for purposes of the Employee Retirement Income Security Act or any other law or regulation, and each party expressly waives any right to assert the contrary. Any assertion in any judicial or administrative filing, hearing, or process that such a plan was so created by this Agreement shall be deemed a material breach of this Agreement by the party making such an assertion.

          18. Amendments. No amendments or additions to this Agreement shall be binding unless made in writing and signed by all of the parties, except as herein otherwise specifically provided.

          19. Applicable Law. Except to the extent preempted by federal law, the laws of the Commonwealth of Pennsylvania shall govern this Agreement in all respects, whether as to its validity, construction, capacity, performance or otherwise.

          20. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

          21. Headings. Headings contained herein are for convenience of reference only.

          22. Entire Agreement. This Agreement, together with any understanding or modifications thereof as agreed to in writing by the parties, shall constitute the entire agreement among the parties hereto with respect to the subject matter hereof, other than written agreements with respect to specific plans, programs or arrangements described in Sections 5 and 6. Notwithstanding anything herein to the contrary, Executive’s Confidentiality, Non-Competition and Non-Solicitation Agreement with the Bank dated as of October 18, 2006 shall remain in full force and effect.

          23. Required Provisions. In the event any of other provisions of this Agreement are in conflict with the provisions of this Section 23, this Section 23 shall prevail.

a.

The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement. Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

b.

If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Bank may in its discretion: (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.

If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.

If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.

All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank: (i) by the Director of the OTS (or his or her designee), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his or her designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition. Any rights of the parties that have already vested, however, shall not be affected by such action.

f.

Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

          24. Application of Section 409A. In the event that, as of the date of Executive’s termination of employment, the stock of the company is publicly traded on an established securities market, the commencement date of payment of any amount due Executive under Sections 10 or 11 shall be deferred for a period of six (6) months to the extent such deferral is required under Section 409A of the Code.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first set forth above.

ATTEST:	BENEFICIAL MUTUAL BANCORP, INC.

By:

Corporate Secretary	For the Entire Board of Directors

ATTEST:	BENEFICIAL MUTUAL SAVINGS BANK

By:

Corporate Secretary	For the Entire Board of Directors

WITNESS:	EXECUTIVE

Gerard P. Cuddy